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                                  23(d)(2)

   Amendment to Sub-Advisory Agreement on behalf of Van Kampen Mid-Cap Growth

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                           VAN KAMPEN ASSET MANAGEMENT

THIS AMENDMENT is made as of January 1, 2007 to the Sub-Advisory Agreement dated January 1, 1997, as amended, (the "Agreement"), between Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc. and WRL Investment Management, Inc.), and Van Kampen Asset Management (the "Sub-Adviser") on behalf of AEGON/Transamerica Series Trust (the "Trust") and Van Kampen Mid-Cap Growth (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. COMPENSATION. Effective January 1, 2007, the sub-advisory fee rate for Van Kampen Mid-Cap Growth is as follows:

          0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion.

In all other respects, the Sub-Advisory Agreement dated January 1, 1997, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

TRANSAMERICA FUND ADVISORS, INC


By: /s/ Glenn E. Brightman
    ------------------------------------
Name: Glenn E. Brightman
Title: Senior Vice President


VAN KAMPEN ASSET MANAGEMENT


By: /s/ Mary Sue Marshall
    ------------------------------------
Name: Mary Sue Marshall
Title: Managing Director